Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-296946) of our report dated March 31, 2026, which includes an explanatory paragraph relating to Catheter Precision, Inc.’s (the “Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

July 2, 2026